Exhibit 99.1

October 30, 2020	For More Information Contact:
For Immediate Release	Christopher Becker, President and CEO
(516) 671-4900, Ext. 7000

THE FIRST OF LONG ISLAND CORPORATION NAMES MIKE SPOLARICH AS EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER

GLEN HEAD, NEW YORK, October 30, 2020 – The First of Long Island Corporation (NASDAQ: FLIC) announced today that Michael J. Spolarich has been promoted to Executive Vice President and Chief Credit Officer of its banking subsidiary, The First National Bank of Long Island, effective December 1, 2020.

Mr. Spolarich has been employed as Senior Vice President and Senior Credit Officer of the Bank since April 13, 2020.  Prior to that time, Mr. Spolarich served as Senior Credit Officer for a regional bank’s New York City and Long Island districts and Chief Credit Officer and Deputy Chief Credit Officer, respectively, for two Long Island community banks.  Mr. Spolarich began his banking career over thirty years ago at Chemical Bank where he received his formal credit training.  He has a Master of Business Administration from New York University, Leonard N. Stern School of Business with an emphasis in finance and information systems and is also a graduate of Cornell University with a B.S. in Applied Economics and Business Management.

President and Chief Executive Officer, Christopher Becker, commented, “Mike’s broad working knowledge of banking includes his years of experience as a Senior Lending Officer and Chief Retail Officer within our market.  Mike and I worked together at Long Island banks for more than ten years.  His demonstrated performance as a talented credit officer will support the Bank’s long history of strong asset quality as we cultivate core business.”

About The First of Long Island Corporation

The First of Long Island Corporation is the bank holding company for The First National Bank of Long Island.  The Bank serves the financial needs of privately-owned businesses, professionals, consumers, public bodies and other organizations primarily in Nassau and Suffolk Counties, Long Island, and the boroughs of Queens, Brooklyn and Manhattan within New York City with a current branch network of forty-nine branches.